Exhibit 99.2

Press Release Source: Inverness Medical Innovations

Inverness Medical Innovations Agrees to Acquire Rapid Diagnostics Business of ACON Laboratories for US and Other Major Markets and Settles Patent Infringement Litigation

Schedules Conference Call to Discuss Acquisition and Update on 4th Quarter

WALTHAM, Mass., February 24, 2006 – Inverness Medical Innovations, Inc. (Amex: IMA) announced today that it has entered into a definitive agreement with ACON Laboratories, Inc. to acquire ACON’s business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay products in the United States, Canada, Western Europe, Israel, Australia, Japan and New Zealand. ACON is a world-wide provider of diagnostic test kits in the consumer, point-of-care and laboratory markets. The business to be acquired had 2005 revenues and operating income of approximately $50 million and $17 million, respectively. As part of the acquisition Inverness will acquire a newly-constructed manufacturing facility which is currently undergoing validation in Hangzhou, China. The acquisition is expected to close in the first or second quarter with the Hangzhou manufacturing facility to be acquired through a separate closing expected to occur by the end of the second quarter of 2006.

The aggregate purchase price for the acquired business, including the manufacturing facility, will be $175 million subject to adjustment for working capital and net indebtedness with the Company assuming, on a consolidated basis, up to $4 million in indebtedness related to the Hangzhou facility. Inverness will pay ACON approximately $75 million at the closing of the acquisition and $20 million upon closing on the Hangzhou facility, with the remainder of the aggregate purchase price to be paid on completion of certain milestones related to achievement of functional manufacturing targets related to the products sold in each of the territories. The aggregate purchase price will be paid by issuing an aggregate of up to $50 million of Inverness common stock to ACON, with the remainder of the purchase price being paid in cash.

Ron Zwanziger, Chief Executive Officer of Inverness Medical, stated that “by acquiring the majority of the rapid diagnostic test business of ACON, who has proven to be an efficient manufacturer of both consumer and professional diagnostic products, we are adding significant revenues at attractive margins as well as manufacturing capabilities that will benefit us companywide. We are also pleased to fully settle our infringement claims against ACON and that the strength of our patents will be validated in several key jurisdictions through the issuance of permanent injunctions including findings of infringement.”  In order to leverage the ACON business’ unique and successful operating philosophy, Inverness intends to continue the ACON business as a standalone sales unit operating through its existing distribution channels.

Inverness and ACON also expect to enter into an agreement at the time of the closing pursuant to which Inverness would agree to acquire ACON’s rapid diagnostic business in the rest of the world in approximately three years, subject to that business’ satisfaction of certain future financial performance and operational conditions.

The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, Friday, February 24, 2006, to discuss the acquisition as well as to adjust 4th quarter expectations to reflect the impact of a slow flu season and other factors and to address other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

The conference call can be accessed by dialing 973-339-3086 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com. It is also available via link at http://orion.calleci.com/servlet/estreamgetevent?id=6546&folder=webstream using Real Player or via link at http://orion.calleci.com/servlet/estreamgetevent?id=6547&folder=webstream using Windows Media. A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 7081536. That replay will be available until 12:00 midnight Eastern on February 25, 2006. An on demand webcast of the call will be available at the Inverness website (www.invernessmedical.com/News.cfm) two hours after the end of the call and will be accessible for 12 months.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.

For more information about Inverness Medical Innovations, please visit our website at http://www.invernessmedical.com.

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect Inverness’ current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors, including without limitation, Inverness’ ability to get the consent of its senior lenders and to obtain certain regulatory approvals in order to consummate the acquisition; Inverness’ success in integrating the operations and products of acquired companies into its existing operations and its success in maintaining the efficiencies and inherent beneficial qualities of acquired companies, including the rapid diagnostic business to be acquired from ACON, and other risks generally associated with such transactions; the demand for Inverness’ products, including the products of the business to be acquired from ACON; the intensely competitive environment in Inverness’ markets; Inverness’ ability to successfully develop and commercialize products and the risks and uncertainties described in its periodic reports filed with the Securities and Exchange

Commission under the federal securities laws, including its periodic report on Form 10-Q for the period ended September 30, 2005. Inverness undertakes no obligation to update any forward-looking statements contained herein.